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EXHIBIT 99.2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

      Certain statements in this Form 8-K constitute "forward-looking statements" which involve known risks, uncertainties and other factors which may cause the actual results, our performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements such as estimates of future revenue, gross margin, and expense levels as well as the performance of the semiconductor industry as a whole. Such factors include the "Factors That May Affect Future Results" set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations below. Precautionary statements made herein should be read as being applicable to all related forward-looking statements whenever they appear in this report.

OVERVIEW

      We are a leading supplier of automation products and solutions primarily serving the worldwide semiconductor market. We supply hardware, software and services to both chip manufacturers and original equipment manufacturers, or OEMs, who make process equipment for semiconductor manufacturing. Our offerings range from hardware and software modules to fully integrated systems and services. Although our core business addresses the increasingly complex automation requirements of the global semiconductor industry, we are also focused on providing automation solutions for a number of related industries, including flat panel display manufacturing, data storage and other complex manufacturing.

      We operate in three major segments: equipment automation, factory automation hardware and factory automation software. Equipment or tool automation consists of hardware and software used on or within process tools to move individual wafers in and out of a tool. Factory automation hardware consists of equipment used inside the fab, but external to a process tool, to automate the handling of batches of wafers or other material throughout the production floor, as well as specialized tools for automatically sorting, storing and inspecting material. Factory automation software is used within a factory in computer integrated manufacturing for controlling and managing production and resources in a fab. We sell our products and services to nearly every major semiconductor chip manufacturer and OEM in the world, including all of the top ten chip companies and nine of the top ten semiconductor equipment companies.

An effort to sell SELS to a third party in October 2004 did not result in a definitive purchase and sale agreement and, as a result, the Company began to wind down operations in SELS during the second fiscal quarter of 2005. In June 2005, the Company signed definitive purchase and sale agreements to sell substantially all of the assets of the Company's Specialty Equipment and Life Sciences division ("SELS"), which had previously been reported as the "Other" segment. Effective June 2005, the Company's consolidated financial statements have been restated to reflect this business as a discontinued operation in accordance with FASB Statement No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets".

      We are currently reviewing the capabilities within our Jena, Germany manufacturing facility. Certain products and functions may be able to be produced and provided at lower costs through third party suppliers. We are currently evaluating a variety of different alternatives in order to continue to increase efficiency and reduce costs.

      The semiconductor industry is cyclical in nature, and the market conditions indicate relatively flat to declining demand. We are focusing our major efforts in the following areas:

- Sustaining our ability to meet our customers' requirements on a timely basis through the implementation of flexible manufacturing processes while at the same time improving product quality, controlling costs, and maintaining supply relationships that provide continuing, flexible access to essential components and materials even as demand for our product fluctuates;

- Aligning costs and revenues to sustain profitable levels of operation, including positive operating cash flow;

- Developing the products and services required for future success in the market and assuring that they will be competitively priced;

- Greater expansion into other industries such as flat panel display manufacturing for our hardware products as well as aerospace and defense, automotive, and medical devices for our software products;

- Expanding our sales of equipment automation products to process tool manufacturers that currently produce automation equipment internally;

- Continuing to develop our contract automation systems business with process tool manufacturers;

- Greater expansion of software development capabilities in countries outside of the United States, specifically India;

-     Determining how best to improve our customer sales and support structure;

-     Evaluating the location of our manufacturing operations;

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-     Evaluating our strategic direction and value of non-core products; and

- Improving the efficiency of our internal information and business systems, which could result in the upgrade or replacement of certain applications.

      In fiscal 2004, our total revenues grew 57.3 % to $535.1 million compared to 13.2% growth in fiscal 2003. This increase is consistent with and reflective of increased industry demand for semiconductor capital equipment in fiscal 2004. Our revenue by segment for fiscal 2004 and 2003 is as follows:

                               For the Year Ended September 30,
                                     2004              2003
                              ----------------------------------
Equipment Automation          $316,317   59.1%  $172,606   50.8%
Factory Automation Hardware     99,157   18.5%    82,800   24.3%
Factory Automation Software    119,579   22.4%    84,686   24.9%

                              $535,053  100.0%  $340,092  100.0%
                              ========  =====   ========  =====

      Our equipment automation revenues increased 83.3% from the prior year to $316.3 million. This increase is primarily attributable to increased shipments to our OEM customer base as demand for these products from these customers has increased due to a higher demand for semiconductor capital equipment. Our factory automation hardware revenues increased 19.8% from the prior year to $99.2 million. This increase is also reflective of industry trends of higher demand for semiconductor capital equipment during fiscal 2004. We expect fiscal 2005 revenues for both our equipment automation and factory automation hardware segments to decrease slightly from current levels as forecasted industry demand has softened. Our factory automation software revenues increased 41.2% from the prior year to $119.6 million. The increase is primarily attributable to increased market demand for our software products along with the completion and acceptance by the customer of a major European software project in fiscal 2004. We expect fiscal 2005 revenues for our factory automation software segment to remain relatively flat as compared to present levels due to forecasted increases in base revenues being offset by the absence of the significant European software project recognized in fiscal 2004.

      Gross margins increased 7.7 percentage points to 37.9% for fiscal 2004 in comparison to a 2.8 percentage point increase in fiscal 2003. The increase is primarily attributable to our plant consolidation and other cost reduction measures along with increased sales volumes resulting in more favorable absorption of fixed costs. We expect our gross margins to remain relatively flat in the near term due to softening market demand not enabling further efficiency gains.

      Our revenue growth, improving gross margin and reduced operating costs resulted in income from continuing operations of $27.2 million or $0.63 per diluted share in fiscal 2004 compared to a net loss from continuing operations of $182.7 million or $4.97 per diluted share in fiscal 2003. This improvement in operating results, combined with successful working capital management, enabled us to generate $8.9 million of cash from operations in fiscal 2004 compared to cash usage from operations of $48.3 million in fiscal 2003.

RELATED PARTIES

      On June 11, 2001, we appointed Joseph R. Martin to our Board of Directors. Mr. Martin is also vice chairman and a director of Fairchild Semiconductor International, Inc. ("Fairchild"), one of our customers. Accordingly, Fairchild is considered a related party for the period subsequent to June 11, 2001. Revenues from Fairchild for the years ended September 30, 2004, 2003 and 2002 were approximately $409,000, $250,000 and $616,000, respectively. The amounts due from Fairchild included in accounts receivable at September 30, 2004 and 2003 were $13,000 and $38,000, respectively.

      Related party transactions and amounts included in accounts receivable and revenue are on standard pricing and contractual terms and manner of settlement for products and services of similar types and at comparable volumes.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

      The preparation of the Consolidated Financial Statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to bad debts, inventories, intangible

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assets, goodwill, income taxes, warranty obligations, the adequacy of restructuring reserves and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, including current and anticipated worldwide economic conditions both in general and specifically in relation to the semiconductor industry, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. As discussed under "Asset Impairments" and the year over year comparisons below, actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

  REVENUES

      Product revenues are associated with the sale of equipment automation systems and components, the sale of factory automation hardware products, and the sale of factory automation software licenses. Service revenues are associated with hardware-related field service, training, software maintenance and software-related consulting and integration services.

      Revenue from product sales that do not include significant customization is recorded upon delivery and transfer of risk of loss to the customer provided there is evidence of an arrangement, fees are fixed or determinable, collection of the related receivable is reasonably assured and, if applicable, customer acceptance criteria have been successfully demonstrated. Customer acceptance provisions include final testing and acceptance carried out prior to shipment. These pre-shipment testing and acceptance procedures ensure that the product meets the published specification requirements before the product is shipped. If the arrangement contains extended payment terms, revenue is recognized as the payments become due. Shipping terms are customarily FOB shipping point. Costs incurred for shipping and handling and reimbursable expenses are included in revenues and cost of sales. A provision for product warranty costs is recorded to estimate costs associated with warranty liabilities. When significant on site customer acceptance provisions are present in the arrangement, revenue is recognized upon completion of customer acceptance testing.

      Revenue from the sale of off-the-shelf software licenses is recognized upon delivery to the customer provided there is evidence of an arrangement, fees are fixed or determinable, collection of the related receivable is probable, and there are no unusual acceptance criteria or extended payment terms. If the arrangement contains acceptance criteria or testing, then revenue is recognized upon acceptance or the successful completion of the testing. If the arrangement contains extended payment terms, revenue is recognized as the payments become due. Revenue related to post-contract support is deferred and recognized ratably over the contract period.

      For tailored software contracts, we provide significant consulting services to tailor the software to the customer's environment. If we are able to reasonably estimate the level of effort and related costs to complete the contract, we utilize the percentage-of-completion method. Revisions in revenue and cost estimates are recorded in the periods in which the facts that require such revisions become known. If our ability to complete the tailored software is uncertain or if we cannot reasonably estimate the level of effort and related costs, completed contract accounting is applied. Losses, if any, are provided for in the period in which such losses are first identified by management. Generally, the terms of long-term contracts provide for progress billing based on completion of certain phases of work. For maintenance contracts, service revenue is deferred based on vendor specific objective evidence of its fair value and is recognized ratably over the term of the maintenance contract. Deferred revenue primarily relates to services and maintenance agreements and billings on long term contracts accounted for using the completed contract method and contracts awaiting final customer acceptance.

      In transactions that include multiple products and/or services, we allocate the sales value among each of the deliverables based on their relative fair values and recognize such revenue when they are delivered. We enter into two types of significant multi-element arrangements: tailored software arrangements, described above, and software sales with post-contract support. Revenue for undelivered support on software sales with post-contract support is deferred based on vendor specific objective evidence of the value of the support and recognized ratably over the support term.

  INTANGIBLE ASSETS AND GOODWILL

      We have made a number of acquisitions in previous years, and as a result, identified significant intangible assets and generated significant goodwill. Intangible assets are valued based on estimates of future cash flows and amortized over their estimated useful life. Goodwill is subject to annual impairment testing as well as testing upon the occurrence of any event that indicates a potential impairment. Intangible assets and other long-lived assets are subject to an impairment test if there is an indicator of impairment. The carrying value and ultimate realization of these assets

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is dependent upon estimates of future earnings and benefits that we expect to generate from their use. If our expectations of future results and cash flows change and are significantly diminished, intangible assets and goodwill may be impaired and the resulting charge to operations may be material. When we determine that the carrying value of intangibles or other long-lived assets may not be recoverable based upon the existence of one or more indicators of impairment, we measure impairment, if any, based on the projected undiscounted cash flow method to determine whether an impairment exists, and then measure the impairment using discounted cash flows. For goodwill, we assess fair value by measuring discounted cash flows of our reporting units and measure impairment, if any, as the difference between the resulting implied fair value of goodwill and the recorded book value of the reporting unit.

      The estimation of useful lives and expected cash flows require us to make significant judgments regarding future periods that are subject to some factors outside of our control. Changes in these estimates can result in significant revisions to the carrying value of these assets and may result in material charges to the results of operations.

  ACCOUNTS RECEIVABLE

      We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers or economic conditions were to deteriorate, resulting in an impairment of our customers' ability to make payments, additional allowances may be required, with a resulting charge to results of operations.

  RESTRUCTURING

      We provide reserves for severance benefits and estimated lease obligations net of estimated sublease income for abandoned and vacated facilities. Should actual severance benefits and lease obligations differ from our original estimates, excess reserves may be identified or additional reserves may be required, with a resulting benefit or charge to the results of operations.

  WARRANTY

      We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required and may result in additional benefits or charges to results of operations.

  INVENTORY

      We provide reserves for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. We fully reserve for inventories deemed obsolete. We perform periodic reviews of all inventory items to identify excess inventories on hand by comparing on-hand balances to anticipated usage using recent historical activity as well as anticipated or forecasted demand, based upon sales and marketing inputs through our planning systems. If estimates of demand diminish further or actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

  DEFERRED TAXES

      We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. In the event we determine that we would be able to realize our deferred tax assets in excess of their net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax assets would be charged to income in the period such determination was made.

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ASSET IMPAIRMENTS

  GOODWILL

      We elected to early adopt the provisions of FAS 142 effective October 1, 2001. Accordingly, we ceased the ratable amortization of goodwill on that date. We have elected to perform our annual impairment testing as required under FAS 142 on September 30 of each fiscal year.

      The economic downturn beginning in 2001 which impacted the semiconductor industry continued throughout fiscal 2002. Throughout fiscal 2002, we continued to monitor industry forecasts which suggested a recovery would occur in the near term. During the fourth quarter of fiscal 2002, updated industry forecasts indicated that the timing and speed of recovery for the sector would be much slower and later than had previously been anticipated. We performed our annual assessment of the carrying value of our goodwill under the provisions of FAS
142. Based on the updated projected industry growth rates and resulting discounted cash flow analyses of expectations of future earnings for each of the four reporting units over the remaining lives of the primary assets of each reporting unit, we concluded that the goodwill related to the equipment automation, factory automation hardware and factory automation software segments was impaired. This impairment in three segments resulted from reduced future earnings expectations due to the prolonged downturn in the semiconductor industry as well as uncertainty as to the timing and speed of recovery for the sector across all three of our semiconductor-related reporting units. Accordingly, we recorded a charge to operations in the fourth quarter of fiscal 2002 of $334.2 million for the write-down of goodwill: $174.1 million associated with the equipment automation segment, $123.8 million associated with the factory automation hardware segment and $36.3 million associated with the factory automation software segment.

      In fiscal 2003, the semiconductor industry downturn continued. Prior to the fourth quarter of fiscal 2003, there were no interim indicators of impairment as the market indicated the recovery of the semiconductor industry. We performed our annual impairment test under FAS 142 in the fourth quarter of fiscal 2003 using the present value of expected future cash flows. During this process estimates of revenue and expense were developed for each of our segments and as a whole based on internal as well as external market forecasts. Based on this analysis, we determined that the implied fair value of the factory automation hardware reporting unit's goodwill was less than its book value and therefore recorded a charge to write-down the value of this goodwill.

      In connection with a third party letter of intent dated October 18, 2004 to purchase the assets of our Specialty Equipment and Life Sciences division, we assessed the potential impairment of goodwill in the segment. We considered the offer in the letter of intent as an indication of the fair value of the segment. Based on our analysis, we determined that the implied fair value of the goodwill associated with the SELS division was $7.4 million less than its book value and recorded a charge to write-down the value of this goodwill in the fourth quarter. This charge has been recorded as a component of the loss from discontinued operations of $9.5 million for fiscal year 2004.

      As there were no interim indicators of potential impairment of goodwill in our other segments, we performed our annual impairment test under FAS 142 in the fourth quarter of fiscal 2004 using a discounted cash flow analyses of expectations of future earnings. During this process detailed estimates of revenue and expense were developed for the segments based on internal as well as external market forecasts. Our analyses indicated no impairment of the goodwill in fiscal 2004 in these segments.

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  OTHER LONG-LIVED ASSETS

      In the fourth fiscal quarter of 2002, we performed an assessment of the carrying values of our intangible assets under the provisions of Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") due to the potential impairment indicated by the write-down of our goodwill. We determined that the lowest level of cash flows for the FAS 121 impairment test is each reporting unit. We performed an impairment analysis based on the undiscounted cash flows of expectations of future earnings for each of the reporting units over the remaining lives of the primary assets of each reporting unit, and determined that the various intangibles were impaired. Accordingly, we recorded a charge of $145.1 million for the write-down of the following intangibles assets: $2.8 million for patents, $113.4 million for completed technology, $4.5 million for trademarks and trade names, $23.3 million for customer relationships and $1.1 million for license agreements and non-competition agreements. Of the total amount written down, $87.1 million was associated with the equipment automation segment, $38.2 million was associated with the factory automation hardware segment, $14.9 million was associated with the factory automation software segment and $4.9 million was associated with our discontinued SELS division. This write-down resulted from reduced future earnings expectations due to the prolonged downturn in the semiconductor industry and uncertainty as to the timing and speed of recovery for the sector across all of our reporting units. Of this write-down, $140.2 million is included within "Asset impairment charges", and the balance of $4.9 million is included as a component of the loss from discontinued operations on our Consolidated Statement of Operations for the year ended September 30, 2002.

YEAR ENDED SEPTEMBER 30, 2004, COMPARED TO YEAR ENDED SEPTEMBER 30, 2003

  REVENUES

      We reported revenues of $535.1 million for the year ended September 30, 2004, compared to $340.1 million in the previous year, a 57.3% increase. The increase is consistent with and reflective of a large increase in demand for semiconductor capital equipment experienced in fiscal 2004. The increase in customer demand for our hardware and software products experienced during fiscal 2004 may not be indicative of future results as current industry forecasts indicate softening market demand.

      Our equipment automation segment reported revenues of $316.3 million in the year ended September 30, 2004, an increase of 83.3% from the prior year. This increase is attributable to increased shipments to our OEM customer base as demand for products from these customers has increased due to a higher demand for semiconductor capital equipment reflective of current industry trends. We expect near term revenues for our equipment automation segment to decrease slightly as compared to present levels as forecasted demand decreases.

      Our factory automation hardware segment reported a 19.8% increase, to $99.2 million, in the year ended September 30, 2004, compared to the previous year. The increase is primarily attributable to an increase in order volume and market demand, reflective of current industry trends of increased demand for semiconductor capital equipment. We expect near term revenues for our factory automation hardware segment to decrease slightly as compared to present levels as forecasted demand decreases.

      Our factory automation software segment reported revenues of $119.6 million, a 41.2% increase from $84.7 million in the prior year. The increase is primarily attributable to strong software license sales driven by increased market demand coupled with the completion and acceptance by the customer of a major European software project for approximately $17.3 million in the second quarter of fiscal 2004. We expect revenues for the next fiscal year for our factory automation software segment to remain flat as compared to fiscal 2004 due to forecasted increases in base revenues offset by the absence of the significant European software project mentioned above that will not repeat in fiscal 2005. A significant portion of revenue for the factory automation software segment relates to maintenance contracts. Maintenance revenues are only slightly affected by an economic downturn, as customers typically continue to use previously purchased software products and renew related maintenance arrangements.

      Product revenues increased $174.6 million, or 77.6%, to $399.7 million, in the year ended September 30, 2004, from $225.1 million in the previous fiscal year. This increase is attributable to strong demand for our equipment automation and factory automation hardware products and our factory automation software license revenues reflective of industry trends of increased demand for semiconductor capital equipment in fiscal 2004. Product revenues for our equipment automation, factory automation hardware and factory automation software segments grew by 94.5%, 34.6% and 81.9%, respectively, from fiscal 2003 levels. Service revenues increased $20.3 million, or 17.7%, to $135.3 million. This increase is primarily attributable to the completion and acceptance by the customer of a major European software project for approximately $17.3 million in the second quarter of fiscal 2004. We were unable to make a

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reasonable and dependable estimate of the costs to fulfill this contract due to the complexity of the arrangement. As a result, we concluded that the completed contract method of accounting was required for this contract.

      Revenues outside the United States were $262.4 million, or 49.0% of revenues, and $171.1 million, or 50.3% of revenues, in the years ended September 30, 2004 and 2003, respectively. We expect that foreign revenues will continue to account for a significant portion of total revenues. The current international component of revenues is not indicative of the future international component of revenues.

      Deferred revenues of $34.5 million at September 30, 2004 consisted of $9.4 million related to deferred maintenance contracts and $25.2 million related to revenues deferred for completed contract method arrangements and contracts awaiting final customer acceptance.

  GROSS MARGIN

      Gross margin increased to $202.8 million or 37.9% for the year ended September 30, 2004, compared to $102.8 million or 30.2% for the previous year. Our equipment automation segment gross margin increased to $104.3 million or 33.0% in the year ended September 30, 2004, from $39.0 million or 22.6% in the prior year. The increase is primarily attributable to our plant consolidation and other cost reduction measures along with increased volumes resulting in more favorable absorption of fixed costs related to this segment. These improvements were offset by $22.1 million of contract automation systems revenues which have lower gross margins of 20.0%. Gross margin for our factory automation hardware segment increased to $26.2 million or 26.4% in the year ended September 30, 2004, from $15.4 million or 18.6% in the prior year. The increase is primarily the result of our plant consolidation and other cost reduction measures along with increased volumes resulting in more favorable absorption of fixed costs related to this segment. In addition, in the prior year, we completed several low margin projects which contributed to lower margins in fiscal 2003. Our factory automation software segment's gross margin for the year ended September 30, 2004, increased to $72.3 million or 60.5%, compared to $48.3 million or 57.0% in the prior year. The increase is primarily the result of additional product mix of license revenue, which yield higher gross margins in the current year period and the favorable impact of our cost reduction measures, offset by the impact of lower gross margins realized on the $17.3 million of software project revenue recognized upon completion and acceptance by the customer in the second quarter of fiscal 2004. There was no area of our business in which pricing pressure exerted an impact which was disproportionate with other competitive factors.

      Gross margin on product revenues was $158.5 million or 39.7% for the year ended September 30, 2004, compared to $57.5 million or 25.6% for the prior year. The increase in product margins is primarily attributable to the impact of our cost reduction measures along with a more favorable mix of OEM products and software license revenues which have higher gross margins.

      Gross margin on service revenues was $44.3 million or 32.7% for the year ended September 30, 2004, compared to $45.3 million or 39.4% in the previous year. The decrease is primarily the result of the services revenue mix partially offset by the positive impact of our cost reduction initiatives. Service revenues margins were impacted by lower gross margins realized on the $17.3 million of software project revenue recognized upon completion and acceptance by the customer in the second quarter of fiscal 2004.

  RESEARCH AND DEVELOPMENT

      Research and development expenses for the year ended September 30, 2004, were $65.8 million, a decrease of $5.8 million, compared to $71.6 million in the previous year. Research and development expenses also decreased as a percentage of revenues, to 12.3%, from 21.1% in the prior year. The decrease in absolute spending and as a percentage of revenues is primarily the result of our cost reduction actions coupled with higher revenue levels against which these costs were measured. Our plan in hardware is to continue to invest in research and development to enhance existing products and develop new tool and factory hardware for the semiconductor industry. Our plan in software is to continue to invest in research and development to enhance existing factory automation products and develop new products for the semiconductor market, as well as invest in the development of manufacturing software for the flat panel display, high tech electronics, medical instrumentation, aerospace and defense, and automotive manufacturing industries. These investments will be focused on those research and development projects that are most consistent with our business realignment. We expect our future research and development expenses will continue at the present levels for fiscal 2005.

  SELLING, GENERAL AND ADMINISTRATIVE

      Selling, general and administrative expenses were $87.1 million for the year ended September 30, 2004, a decrease of $8.5 million, compared to $95.6 million in the prior year. Selling, general and administrative expenses

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decreased as a percentage of revenues, to 16.3% in the year ended September 30,
2004, from 28.1% in the previous year. Apart from the higher revenue levels against which these costs were measured, the decrease in absolute spending and as a percentage of revenues is primarily the result of our cost containment and reduction initiatives as well as the reversal of excess bad debt reserves of $2.1 million in fiscal 2004 as collections of overdue receivables have improved. This decrease is offset by higher expenses for incentive compensation plans that we have established, coupled with higher revenue levels against which these costs were measured. We expect that selling, general and administrative expense in fiscal 2005 will continue be relatively flat compared to fiscal 2004.

  AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS

    Amortization expense for acquired intangible assets totaled $3.7 million for the year ended September 30, 2004, compared to $4.7 million for the same prior year period. The reduction in amortization of acquired intangible assets is primarily attributable to certain assets reaching the end of their useful lives.

  GOODWILL IMPAIRMENT CHARGES

    Goodwill impairment charges totaled $40.0 million for the year ended September 30, 2003 and consisted of the impairment of our goodwill related to our factory automation hardware segment, as described previously in "Asset Impairments

  RESTRUCTURING AND ACQUISITION-RELATED CHARGES

    We recorded a charge to operations of $5.4 million in the year ended September 30, 2004, of which $0.1 million related to acquisitions and $5.3 million to restructuring costs. The $0.1 million related to acquisitions is comprised of $0.1 million of legal and consulting costs to integrate and consolidate acquired entities into our existing entities. The $5.3 million of restructuring costs consisted of $3.9 million related to workforce reductions of approximately 60 employees world wide, across all functions of the business and $1.4 million related to excess facilities. Excess facilities charges of $1.4 million consisted of $0.2 million for excess facilities identified in fiscal 2004 that were recorded to recognize the expected amount of the remaining lease obligations. These costs have been estimated from the time when the space is vacant, and there are no plans to utilize the facility. Costs incurred prior to vacating the facilities were charged to operations. Final exit costs for facilities abandoned in previous restructurings amounted to $0.7 million. The remaining $0.5 million represents a reevaluation of the assumptions used in determining the fair value of certain lease obligations related to facilities abandoned in a previous restructuring. The revised assumptions, including lower estimates of expected sub-rental income over the remainder of the lease terms, are based on management's evaluation of the rental space available. We believe that the cost reduction programs implemented will align costs with revenues at present levels. In the event we are unable to achieve this alignment, additional cost cutting programs may be required in the future. The accruals for workforce reductions are expected to be paid over the first six months of fiscal 2005. The facilities charges are expected to be paid over the remaining lease periods, expiring in fiscal 2010. These charges helped better align our cost structure. We estimate that salary and benefit savings in principally the selling, general and administrative functions as a result of these actions will be approximately $5.6 million annually. The impact of these cost reductions on our liquidity is not significant, as these cost savings yield actual cash savings within twelve months.

      We recorded a charge to operations of $46.3 million in the year ended September 30, 2003, of which $6.2 million related to acquisitions, $6.1 million related to the write-off of capitalized costs associated with cancelled internal systems applications and infrastructure programs, and $34.0 million to restructuring costs. Of this amount, $27.0 million related to workforce reductions of approximately 1,000 employees and $12.8 million related to excess facilities. Excess facilities charges of $12.8 million consisted of $2.7 million for excess facilities identified in fiscal 2003 that were recorded to recognize the remaining lease obligations, net of any sublease rentals. These costs have been estimated from the time when the space is vacant and there are no plans to utilize the facilities. Costs incurred prior to vacating the facilities were charged to operations. The remaining $10.1 million represents a reevaluation of assumptions used in determining the fair value of certain lease obligations related to facilities abandoned in a previous restructuring. The revised assumptions, including lower estimates of expected sub-rental income over the remainder of the lease terms are based on management's evaluation of the rental space available. Periodically, the accruals related to restructuring charges are reviewed and compared to their respective cash requirements. As a result of those reviews, the accruals are adjusted for changes in cost and timing assumptions of previously accrued and recorded initiatives. During fiscal 2003, we identified $4.7 million of excess accruals associated with headcount reduction plans previously announced and implemented and $1.2 million of excess accruals for other restructuring costs. The final costs associated with these actions were lower than originally anticipated and accrued. As a result, the excess accruals for these actions were reversed, with a corresponding reduction to restructuring expense. The $6.2 million related to acquisitions is comprised of the $3.2 million loss on the disposition of our Swiss subsidiary, associated legal costs of $0.5 million and $2.5 million of legal, relocation and consulting costs to integrate and consolidate acquired entities into our existing entities. These charges helped better align our cost structure. We estimate that salary and benefit savings across all expense categories as a result of these actions were approximately $42.0 million annually. The impact of these cost reductions on our liquidity is not significant, as these cost savings yield actual cash savings within twelve months. We estimate annual facilities savings were approximately $3.0 million principally within our cost of sales as a result of these actions.

  INTEREST INCOME AND EXPENSE

      Interest income increased by $0.9 million, to $5.0 million, in the year ended September 30, 2004, from $4.1 million the previous year. This increase is due primarily to higher cash balances that were available for investment offset by lower interest rates that were realized on our investment balances. Interest expense of $9.5 million and $10.0 million for the years ended September 30, 2004 and 2003, respectively, relates primarily to the 4.75% Convertible Subordinated Notes.

  OTHER (INCOME) EXPENSE

      Other expense decreased by $15.4 million, to $0.9 million, in the year ended September 30, 2004, from $16.3 million the previous year. Other expense for the year ended September 30, 2004 consisted primarily of the settlement of an arbitration proceeding in Israel of $0.7 million and realized losses on foreign currency transactions during the year. Other expense in the year ended September 30, 2003 consisted primarily of losses we incurred as a result of the disposal of the Shinsung warrants and shares in the amount of $11.6 million and $3.0 million, respectively, and realized losses on foreign currency transactions.

  INCOME TAX PROVISION

      We recorded an income tax provision of $8.1 million in the year ended September 30, 2004 and an income tax provision of $4.9 million in the year ended September 30, 2003. The tax provision recorded in fiscal 2004 and 2003 is attributable to foreign income and withholding taxes. As a result of recognizing an operating loss during the year ended September 30, 2002, and the continuing uncertainty in the semiconductor sector, we determined that it was more likely than not that the net deferred tax assets would not be realized and recorded a full valuation allowance at September 30, 2002. We continued to provide a full valuation allowance for our net deferred tax assets at September 30, 2003 and 2004, as we believe it is more likely than not that the future tax benefits from accumulated net operating losses and deferred taxes will not be realized. If we generate future taxable income against which these tax attributes may be applied, some portion or all of the valuation allowance would be reversed and a corresponding increase in net income would be reported in future periods.

  DISCONTINUED OPERATIONS

      We recorded a loss from operations for our discontinued SELS business of $9.5 million for the year ended September 30, 2004, compared to a loss of $3.1 million in the previous year. The increased loss was due to the $7.4 million goodwill impairment charge recorded in fiscal year 2004 as previously discussed in "Asset Impairments".

YEAR ENDED SEPTEMBER 30, 2003, COMPARED TO YEAR ENDED SEPTEMBER 30, 2002

  REVENUES

      We reported revenues of $340.1 million for the year ended September 30, 2003, compared to $300.5 million in the previous year, a 13.2% increase. The increase in revenues was principally attributable to a full year of incremental revenue from the acquisitions consummated during fiscal 2002 offset by the downturn that affected the semiconductor industry throughout the year.

      Our equipment automation segment reported revenues of $172.6 million in the year ended September 30, 2003, an increase of 16.2% from the prior year. This increase was attributable to a full year of incremental revenues from fiscal 2002 acquisitions of $5.5 million and a slight increase in demand for our core business products in this segment. Our factory automation hardware segment reported a 22.7% increase, to $82.8 million, in the year ended September 30, 2003, compared to the previous year. The increase is attributable to a full year of incremental revenues from fiscal 2002 acquisitions of $35.4 million offset by the downturn in the semiconductor industry for our core business. Our factory automation software segment reported revenues of $84.7 million, a slight increase from $84.5 million in the prior year. Revenues were positively impacted by a full year of incremental revenues from fiscal 2002 acquisitions of $9.4 million offset by the downturn in the semiconductor industry for our core business.

      Product revenues increased $20.1 million, or 9.8%, to $225.1 million, in the year ended September 30, 2003, from $205.0 million in the previous fiscal year. This increase was attributable to a full year of incremental revenues from fiscal 2002 acquisitions. Service revenues increased $19.4 million, or 20.3%, to $115.0 million. This increase was primarily attributable to a full year of incremental revenues from fiscal 2002 acquisitions.

      Revenues outside the United States were $171.2 million, or 50.3% of revenues, and $146.5 million, or 48.6% of revenues, in the years ended September 30, 2003 and 2002, respectively.

      Deferred revenues of $33.4 million at September 30, 2003 consisted of $6.3 million related to deferred maintenance contracts and $27.1 million related to revenues deferred for completed contract method arrangements and contracts awaiting final customer acceptance.

  GROSS MARGIN

      Gross margin increased to $102.8 million or 30.2% for the year ended September 30, 2003, compared to $82.5 million or 27.4% for the previous year. The increase was primarily the result of our plant consolidation and cost reduction measures.

      Our equipment automation segment gross margin increased to $39.0 million or 22.6% in the year ended September 30, 2003, from $24.1 million or 16.2% in the prior year. Gross margin for our factory automation hardware segment increased to $15.4 million or 18.6% in the year ended September 30, 2003, from $10.6 million or 15.7% in the prior year. The increases above were primarily the result of our plant consolidation and other cost reduction measures. Our cost reduction programs included a reduction in field service personnel as well as certain fixed costs, such as facility costs which principally improved our services margin. We also experienced an increased volume of spare parts revenue as a result of our additional product offerings arising from the PRI acquisition and the resulting larger installed base of customers. Our factory automation software segment's gross margin for the year ended September 30, 2003, increased to $48.3 million or 57.0%, compared to $47.8 million or 56.6% in the prior year. The change was not significant.

      Gross margin on product revenues was $57.5 million or 25.6% for the year ended September 30, 2003, compared to $57.0 million or 27.8% for the prior year. The decrease in gross margin percent was primarily attributable to the lower manufacturing utilization we experienced in connection with the continuing downturn in the semiconductor industry. We experienced low gross margins on our factory automation hardware products primarily as the result of the completion of several low margin projects acquired as a result of the PRI acquisition.

      Gross margin on service revenues increased to $45.3 million or 39.4% for the year ended September 30, 2003, from $25.5 million or 26.7% in the previous year. The increase was primarily a result of our cost reduction initiatives which included a reduction in field service personnel as well as certain fixed costs, such as facility costs. The increase was also due to an increased volume of spare parts revenue as a result of our additional product offerings primarily due to the PRI acquisition, and the resulting larger installed base of customers.

  RESEARCH AND DEVELOPMENT

      Research and development expenses for the year ended September 30, 2003, were $71.6 million, a decrease of $3.5 million, compared to $75.1 million in the previous year. Research and development expenses also decreased as a percentage of revenues, to 21.1%, from 25.0% in the prior year. The decrease in absolute spending and as a percentage of revenues was primarily the result of our cost reduction actions.

  SELLING, GENERAL AND ADMINISTRATIVE

      Selling, general and administrative expenses were $95.6 million for the year ended September 30, 2003, a decrease of $4.1 million, compared to $99.7 million in the prior year. Selling, general and administrative expenses decreased as a percentage of revenues, to 28.1% in the year ended September 30, 2003, from 33.2% in the previous year. The decrease in absolute spending and as a percentage of revenues was primarily the result of our cost reduction activities including headcount reductions.

  AMORTIZATION OF ACQUIRED INTANGIBLES

      Amortization expense for acquired intangible assets totaled $4.7 million for the year ended September 30, 2003, compared to $19.7 million for the same prior year period. The reduction in amortization of acquired intangible assets is primarily attributable to the impairment charge recorded against intangible assets in the fourth quarter of fiscal 2002 which reduced the carrying value and on-going amortization.

  GOODWILL IMPAIRMENT CHARGES

      Goodwill impairment charges totaled $40.0 million for the year ended September 30, 2003 and consisted of the impairment of our goodwill related to our factory automation hardware segment, as described previously in "Asset Impairments."

      Goodwill impairment charges totaled $334.2 million for the year ended September 30, 2002 and consisted of the impairment of our goodwill, as described previously in "Asset Impairments."

  ASSET IMPAIRMENT CHARGES

      Asset impairment charges totaled $$140.2 million for the year ended September 30, 2002 and consisted of the impairment of our identifiable intangible assets, as described previously in "Asset Impairments

  RESTRUCTURING AND ACQUISITION-RELATED CHARGES

      We recorded a charge to operations of $46.3 million in the year ended September 30, 2003, of which $6.2 million related to acquisitions, $6.1 million related to the write-off of capitalized costs associated with cancelled internal systems applications and infrastructure programs, and $34.0 million related to restructuring costs. Of this amount, $27.0 million related to workforce reductions of approximately 1,000 employees and $12.8 million related to excess facilities. Excess facilities charges of $12.8 million consisted of $2.7 million for excess facilities identified in fiscal 2003 that were recorded to recognize the remaining lease obligations, net of any sublease rentals. These costs have been estimated from the time when the space is expected to be vacated and there are no plans to utilize the facilities. Costs incurred prior to vacating the facilities were charged to operations. The remaining $10.1 million represents a reevaluation of assumptions used in determining the fair value of certain lease obligations related to facilities abandoned in a previous restructuring. The revised assumptions, including lower estimates of expected sub-rental income over the remainder of the lease terms are based on management's evaluation of the rental space available. Periodically, the accruals related to restructuring charges are reviewed and compared to their respective cash requirements. As a result of those reviews, the accruals are adjusted for changes in cost and timing assumptions of previously accrued and recorded initiatives. During fiscal 2003, we identified $4.7 million of excess accruals associated with headcount reduction plans previously announced and implemented and $1.2 million of excess accruals for other restructuring costs. The final costs associated with these actions were lower than originally anticipated and accrued. As a result, the excess accruals for these actions were reversed, with a corresponding reduction to restructuring expense. The $6.2 million related to acquisitions is comprised of the $3.2 million loss on the disposition of our Swiss subsidiary, associated legal costs of $0.5 million and $2.5 million of legal, relocation and consulting costs to integrate and consolidate acquired entities into our existing entities. These charges helped better align our cost structure. We estimate that salary and benefit savings across all expense categories as a result of these actions were approximately $42.0 million annually. The impact of these cost reduction activities on our liquidity is not significant, as these cost savings yield actual cash savings within twelve months. We estimate annual facilities savings were approximately $3.3 million principally within our cost of sales as a result of these actions.

      In September 2002, we approved a formal plan of restructure in response to the ongoing downturn in the semiconductor industry, which continued to exert downward pressure on our revenues and cost structure. To that effect, we recorded restructuring charges of $16.1 million in the fourth quarter of the fiscal year. Of this amount, $9.1 million was related to workforce reductions of approximately 430 employees, which was paid in fiscal 2003, $6.7 million was for the consolidation of several of our facilities, and $0.3 million was for other restructuring costs. These measures were largely intended to further align our capacity and infrastructure to anticipated customer demand, which was adversely affected by the continuing downturn in the semiconductor industry. Workforce-related charges, consisting principally of severance costs, were recorded based on specific identification of employees to be terminated, along with their job classifications or functions and their locations. The charges for our excess facilities were recorded to recognize the remaining lease obligations, net of any sublease rentals. These costs have been estimated from the time when the space was expected to be vacated and there are no plans to utilize the facility in the future. Costs incurred prior to vacating the facilities were charged to operations.

      As part of the plan to integrate the PRI acquisition, certain sales, technical support and administrative functions were combined and headcount and related costs reduced. Accordingly, during the third quarter of fiscal 2002, we recorded $2.8 million of restructuring charges comprised of $1.3 million for workforce reduction-related costs for our existing employees, $0.4 million related to our excess existing facilities and $1.1 million of other restructuring costs. The $0.4 million for our excess facilities was recorded to recognize the remaining lease obligations, net of any sublease rentals.

      Restructuring costs of $13.5 million for former PRI employees, $11.1 million for PRI facilities and $2.3 million for other costs were accrued as part of the purchase accounting for the PRI acquisition, relating to the consolidation and elimination of certain PRI duplicate facilities and redundant PRI personnel. We anticipated headcount reductions of approximately 325 people across all functional areas of the combined company and, as such, included an estimated accrual for workforce reductions of $13.5 million comprised of severance, employee benefits and outplacement support. The former chief executive officer of PRI entered into a non-competition agreement with us, which became effective upon completion of the combination and required a total payment of $1.1 million over a two-year period. We also identified redundant facilities consisting of sales and support offices, manufacturing facilities and administrative offices. As such, an accrual of $11.1 million to terminate lease obligations under these agreements was provided. These payments represent the fair value of the minimum rental commitment on facilities with lease terms to 2011. As discussed above, we accrued an additional $10.1 million in fiscal 2003 related to these facilities. In addition, we accrued $1.2 million for amounts to be incurred subsequent to the acquisition related to legal costs to close subsidiaries of PRI.

  INTEREST INCOME AND EXPENSE

      Interest income decreased by $5.7 million, to $4.1 million, in the year ended September 30, 2003, from $9.8 million in the previous year. This decrease is due primarily to lower cash balances that were available for investment and lower interest rates that were realized on our investment balances. Interest expense of $10.0 million for the year ended September 30, 2003 relates primarily to the 4.75% Convertible Subordinated Notes. Interest expense of $10.3 million in the prior year relates primarily to the 4.75% Convertible Subordinated Notes and imputed interest on notes payable related to the e-Diagnostics and SimCon acquisitions. The notes issued for these acquisitions were settled on July 26, 2002 and May 14, 2002, respectively.

   OTHER (INCOME) EXPENSE

      Other expense increased by $17.2 million, to $16.3 million, in the year ended September 30, 2003, from $0.9 million of net other income in the previous year. We incurred losses as a result of the disposal of the Shinsung warrants and shares in the amount of $11.6 million and $3.0 million, respectively.

  INCOME TAX PROVISION (BENEFIT)

      We recorded a net income tax provision of $4.9 million in the year ended September 30, 2003 and net income tax provision of $92.8 million in the year ended September 30, 2002. The tax provision recorded in fiscal 2003 was primarily due to foreign withholding taxes. The tax provision recorded in fiscal 2002 was primarily due to the recording of a full valuation allowance of $106.7 million against our net deferred tax assets.

      During 2002, we monitored the realizability of our deferred tax assets. We completed the acquisitions of GPI, Tec-Sem, Zygo, Fab Air, IAS, Hermos and PRI during the year ended September 30, 2002. The acquisition of PRI, the most significant of these transactions, was effective on May 14, 2002. The enlarged company was expected to be profitable based on the implementation of restructuring and cost cutting measures designed to realize the synergies from the combined companies and accordingly we determined the realizability of our deferred tax assets at this time to be more likely than not.

      The economic slowdown in the semiconductor industry continued into our fourth quarter of fiscal 2002 and updated industry forecasts at this time indicated that the timing and speed of recovery for the sector would be much slower and later than had previously been anticipated, resulting in a downturn of longer and deeper magnitude than had previously been experienced in the semiconductor sector. Given these updated industry forecasts in our fourth fiscal quarter of a continuing state of lower expectations of future revenues and earnings for the foreseeable future, together with the determination that the merger with PRI required significantly more consolidation and restructuring activity than anticipated, our updated projections forecasted a loss in fiscal 2003. Given the magnitude of the loss in fiscal 2002, the loss in fiscal 2001 and the projected loss in fiscal 2003, we determined that it was more likely than not that deferred tax assets would not be realized. Accordingly, we recorded a full valuation allowance against our net deferred tax assets in the fourth quarter of fiscal 2002.

  DISCONTINUED OPERATIONS

      We recorded a loss from operations for our discontinued SELS business of $3.1 million for the year ended September 30, 2003, compared to a loss of $6.4 million in the previous year. The reduced loss was due to the $4.9 million impairment charge associated with intangible assets recorded in fiscal year 2002 as previously discussed in "Asset Impairments", offset by higher operating expenses in fiscal year 2003.

LIQUIDITY AND CAPITAL RESOURCES

            Our business is significantly dependent on capital expenditures by semiconductor manufacturers and OEM's that are, in turn, dependent on the current and anticipated market demand for semiconductors. Demand for semiconductors is cyclical and has historically experienced periodic downturns. The semiconductor industry experienced such a downturn that extended from 2001 well into 2003. The downturn affected revenues, gross margins and operating results. In response to this downturn, we have implemented cost reduction programs aimed at aligning our ongoing operating costs with our currently expected revenues over the near term. These cost management initiatives have included consolidating facilities, reductions to headcount, salary and wage reductions and reduced spending. We believe that the cost reduction programs implemented have aligned costs with revenues. In the event we are unable to sustain this alignment, additional cost cutting programs may be required in the future. The cyclical nature of the industry make estimates of future revenues, results of revenues, results of operations and net cash flows inherently uncertain.

      At September 30, 2004, we had cash, cash equivalents and marketable securities aggregating $329.1 million. This amount was comprised of $193.3 million of cash and cash equivalents, $62.1 million of investments in short-term marketable securities and $73.7 million of investments in long-term marketable securities.

      At September 30, 2003, we had cash, cash equivalents and marketable securities aggregating $199.1 million. This amount was comprised of $125.0 million of cash and cash equivalents, $4.5 million of investments in short-term marketable securities and $69.7 million of investments in long-term marketable securities.

      Cash and cash equivalents were $193.3 million at September 30, 2004, an increase of $68.3 million from September 30, 2003. This increase in cash and cash equivalents was primarily due to cash provided by operations of $8.9 million and $130.2 million of net proceeds from the issuance of common stock offset by net purchases of marketable securities of $62.5 million and $8.2 million used for capital additions.

      Cash provided by operations was $8.9 million for the year ended September 30, 2004, and was primarily attributable to our net income of $17.7 million, adjusted for non-cash depreciation and amortization of $17.5 million, a charge for the impairment of goodwill of $7.4 million, compensation expense related to common stock and options of $1.8 million, and non-cash writedowns of excess and obsolete inventories of $7.3 million. These adjustments were offset by net working capital changes resulting in a usage of cash of $44.7 million. This change in working capital was primarily the result of increased accounts receivable balances of $54.0 million and an increased inventory balance of $25.1 million. The increase in accounts receivable is a result of our increased revenue levels in the current fiscal year. Our days sales outstanding decreased to 70 days at September 30, 2004 from 78 days at September 30, 2003, as a result of our continued emphasis on collection efforts. Increased inventory levels of $25.1 million are a result of the increased need for inventory to manage current revenue levels and are reflective of increased balances of deferred inventory located at customer sites waiting for acceptance. Net payments for restructuring costs of $9.1 million represent continued payments of severance benefits and lease payments on our vacated facilities. Other changes in working capital included increased accounts payable levels of $18.0 million, increased accrued compensation and benefits of $10.6 million resulting from accruals for variable cash compensation plans and decreases in prepaid expenses and other current assets of $8.4 million as a result of the recognition of deferred project costs in the current year resulting from the completion and acceptance by the customer of a major project for our factory automation software segment.

      Cash used by investing activities was $70.7 million for the year ended September 30, 2004, and is principally comprised of net purchases of marketable securities of $62.5 million and $8.2 million used for capital additions.

      Cash provided by financing activities was $130.1 million for the year ended September 30, 2004, and is primarily comprised of $130.2 million of proceeds from issuances of our common stock of $124.3 million related to the common stock offering during the year and $5.9 million from the issuance of stock under our employee stock purchase plan and the exercise of options to purchase our common stock offset by $0.1 million for the payment of long-term debt.

      On May 23, 2001, we completed the private placement of $175.0 million aggregate principal amount of 4.75% Convertible Subordinated Notes due in 2008. Interest on the notes is paid on June 1 and December 1 of each year. We made its first interest payment on December 1, 2001. The notes will mature on June 1, 2008. We may redeem the notes at stated premiums. Holders may require us to repurchase the notes upon a change in control of us in certain circumstances. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of our common stock, at a conversion price of $70.23 per share, subject to certain adjustments. The notes are subordinated to our senior indebtedness and structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

      While we have no significant capital commitments, as we expand our product offerings, we anticipate that we will continue to make capital expenditures to support our business and improve our computer systems infrastructure. We may also use our resources to acquire companies, technologies or products that complement our business.

      At September 30, 2004, we had approximately $0.5 million of an uncommitted demand promissory note facility still in use, all of it for letters of credit.

      Our contractual obligations consist of the following (in thousands):

                                                   Less than  One to three  Four to five
                                          Total    one year      years          years     Thereafter
                                        ---------  ---------  ------------  ------------  ----------
Contractual obligations
  Operating leases - continuing         $  14,797  $   3,482  $      4,696  $      3,187  $    3,432
  Operating leases - exited facilities     26,412      5,703         8,125         7,528       5,056
  Retirement benefit                       10,148     10,148            --            --          --
  Purchase commitments                     34,546     34,546            --            --          --
  Debt                                    175,025         11            14       175,000          --
  Interest on convertible
    subordinated notes                     33,250      8,313        16,625         8,312          --
                                        ---------  ---------  ------------  ------------  ----------
      Total contractual obligations     $ 294,178  $  62,203  $     29,460  $    194,027  $    8,488
                                        =========  =========  ============  ============  ==========

      We have an accrual of $9.9 million related to the retirement benefit to be paid to our former Chief Executive Officer under the terms of his employment agreement. The amount payable is earned over time and due immediately upon his retirement. In accordance with his current employment contract, the full retirement benefit as determined by the employment agreement of $10.1 million is due January 1, 2005.

      We have non-cancelable contracts and purchase orders for inventory of $34.5 million at September 30, 2004.

      We believe that our existing resources will be adequate to fund our currently planned working capital and capital expenditure requirements for both the short and long-term. However, the cyclical nature of the semiconductor industry makes it difficult for us to predict future liquidity requirements with certainty. We may be unable to obtain any required additional financing on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund our expansion, successfully develop or enhance products, respond to competitive pressure or take advantage of acquisition opportunities, any of which could have a material adverse effect on our business.

RECENT ACCOUNTING PRONOUNCEMENTS

      In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities" ("FIN 46R"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements", to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support and replaces FASB Interpretation No. 46. FIN 46R provides guidance on the identification of entities for which control is achieved through means other than through voting rights ("variable interest entities" or "VIEs") and how to determine when and which business enterprise should consolidate the VIE. In addition, FIN 46R requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. This interpretation was effective in financial statements of public entities that have interests in variable interest entities or potential variable interest entities commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application of this pronouncement by public entities for all other types of entities, subject to FIN 46R, is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46R did not have an impact on our financial position or results of operations.

      In September 2004, the Emerging Issues Task Force issued EITF No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF 04-08") which addressed issuances of contingently convertible debt instruments (CCDIs), exactly which periods a CCDI impacts EPS when the conversion trigger is tripped and the condition that should be used to determine whether the if-converted method should be applied if the conversion condition changes. These securities should be treated as convertible securities and included in a dilutive EPS calculation (if dilutive), regardless of whether the market price trigger has been met. The provisions of this Issue are expected to be effective for periods ending after December 15, 2004. This consensus would be applied retroactively to instruments outstanding at the date of adoption, effectively restating previously reported EPS. The adoption of the provisions of EITF 04-08 will reduce diluted EPS to the extent our convertible debt is dilutive but is not expected to have any impact on our previously reported EPS.

      In November 2004, the FASB issued FASB Statement No. 151, "Inventory Costs
- an Amendment of ARB No. 43, Chapter 4" ("FAS 151"). FAS 151 amends ARB 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of the provisions of FAS 151 is not expected to have a material impact on our financial position or results of operations.

FACTORS THAT MAY AFFECT FUTURE RESULTS

      You should carefully consider the risks described below and the other information in this report before deciding to invest in shares of our common stock. These are the risks and uncertainties we believe are most important for you to consider. Additional risks and uncertainties not presently known to us, which we currently deem immaterial or which are similar to those faced by other companies in our industry or business in general, may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of your investment.

                         RISKS RELATING TO OUR INDUSTRY

DUE IN PART TO THE CYCLICAL NATURE OF THE SEMICONDUCTOR MANUFACTURING INDUSTRY AND RELATED INDUSTRIES, WE HAVE RECENTLY INCURRED SUBSTANTIAL OPERATING LOSSES AND MAY HAVE FUTURE LOSSES.

      Our business is largely dependent on capital expenditures in the semiconductor manufacturing industry and other businesses employing similar manufacturing technology. The semiconductor manufacturing industry in turn depends on current and anticipated demand for integrated circuits and the products that use them. In recent years, these businesses have experienced unpredictable and volatile business cycles due in large part to rapid changes in demand and manufacturing capacity for semiconductors. The semiconductor industry experienced a prolonged downturn, which negatively impacted us from the third quarter of fiscal 2001 until the beginning of calendar 2004. As a result of that downturn, our OEM and end-user customers significantly reduced the rate at which they purchased our products and services. That reduced demand adversely affected our sales volume and gross margins and resulted in substantial operating losses during fiscal 2001, 2002 and 2003. These losses were due to, among other things, writedowns for obsolete inventory and expenses related to investments in research and development and global service and support necessary to maintain our competitive position. Although our business became profitable during 2004, there appears to be a downward trend again developing in the semiconductor industry. We could experience future operating losses during an industry downturn and any period of uncertain demand. If an industry downturn continues for an extended period of time, our business could be materially harmed. Conversely, if demand improves rapidly, we could have insufficient inventory and manufacturing capacity to meet our customer needs on a timely basis, which could result in the loss of customers and various other expenses that could reduce gross margins and profitability. We cannot assure you as to whether we will be able to sustain the profitability we have recently achieved.

                            RISKS RELATING TO BROOKS

OUR OPERATING RESULTS COULD FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

      Our revenues, operating margins and other operating results could fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

      - demand for our products as a result of the cyclical nature of the semiconductor manufacturing industry and the markets upon which it depends or otherwise;

      - changes in the timing and terms of product orders by our customers as a result of our customer concentration or otherwise;

      -     changes in the mix of products and services that we offer;

      -     timing and market acceptance of our new product introductions;

      -     delays or problems in the planned introduction of new products;

      - our competitors' announcements of new products, services or technological innovations, which can, among other things, render our products less competitive due to the rapid technological change in our industry;

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      -     the timing and related costs of any acquisitions, divestitures or other strategic transactions;

      - our ability to reduce our costs due to decreased demand for our products and services;

      - disruptions in our manufacturing process or in the supply of components to us;

      -     write-offs for excess or obsolete inventory; and

      -     competitive pricing pressures.

      As a result of these risks, we believe that quarter to quarter comparisons of our revenue and operating results may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance. If our quarterly results fluctuate significantly, our business could be harmed.

OUR RESTRUCTURING ACTIVITIES AND COST REDUCTION MEASURES MAY BE INSUFFICIENT TO OFFSET REDUCED DEMAND FOR OUR PRODUCTS AND MAY HAVE MATERIALLY HARMED OUR BUSINESS.

      Primarily in response to reduced demand for our products, during the recent downturn in the semiconductor industry, we implemented cost reductions and other restructuring activities throughout our organization. These cost saving measures included several reductions in workforce, salary and wage reductions, reduced inventory levels, consolidation of our manufacturing facilities to our Chelmsford, Massachusetts facilities and the discontinuation of certain product lines and information technology projects. Although we had net income in fiscal 2004 when the semiconductor industry rebounded, we cannot assure you that these cost reductions will be sufficient to offset the reduced sales levels we may experience in fiscal 2005 in the face of a potential new downturn. Our failure to adequately reduce our costs, without our products sales levels staying at least level with fiscal 2004, could materially harm our business and prospects and our ability to maintain our competitive position. Our restructuring activities may have harmed us because they may have resulted in reduced productivity by our employees and increased difficulty in retaining and hiring a sufficient number of qualified employees familiar with our products and processes and the locales in which we operate.

DELAYS AND TECHNICAL DIFFICULTIES IN OUR PRODUCTS AND OPERATIONS MAY RESULT IN LOST REVENUE, LOST PROFIT, DELAYED OR LIMITED MARKET ACCEPTANCE OR PRODUCT LIABILITY CLAIMS.

      As the technology in our systems and manufacturing operations has become more complex and customized, it has become increasingly difficult to design and integrate these technologies into our newly-introduced systems, procure adequate supplies of specialized components, train technical and manufacturing personnel and make timely transitions to volume manufacturing. Due to the complexity of our manufacturing processes, we have on occasion failed to meet our customers' delivery or performance criteria, and as a result we have deferred revenue recognition, incurred late delivery penalties and had higher warranty and service costs. We cannot guarantee that we will not experience these problems in the future. We may be unable to recover expenses we incur due to changes or cancellations of customized orders. There are also substantial unanticipated costs associated with ensuring that new products function properly and reliably in the early stages of their life cycle. These costs have been and could in the future be greater than expected as a result of these complexities. Our failure to control these costs could materially harm our business and profitability.

      Because many of our customers use our products for business-critical applications, any errors, defects or other performance or technical problems could result in financial or other damage to our customers and could significantly impair their operations. Our customers could seek to recover damages from us for losses related to any of these issues. A product liability claim brought against us, even if not successful, would likely be time-consuming and costly to defend and could adversely affect our marketing efforts.

IF WE DO NOT CONTINUE TO INTRODUCE NEW PRODUCTS AND SERVICES THAT REFLECT ADVANCES IN TECHNOLOGY IN A TIMELY MANNER, OUR PRODUCTS AND SERVICES WILL BECOME OBSOLETE AND OUR OPERATING RESULTS WILL SUFFER.

      Our success is dependent on our ability to respond to the rapid rate of technological change present in the semiconductor manufacturing industry. The success of our product introduction and development depends on our ability to:

      - accurately identify and define new market opportunities and products;

      -     obtain market acceptance of our products, such as OneFab AMHS;

      - timely innovate, develop and commercialize new technologies and applications;

      -     adjust to changing market conditions;

      -     differentiate our offerings from our competitors' offerings;

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
      - continue to develop a comprehensive, integrated product and service strategy; and

      -     properly price our products and services.

      If we cannot succeed in responding in a timely manner to technological and/or market changes, we could lose our competitive position which could materially harm our business and our prospects.

THE GLOBAL NATURE OF OUR BUSINESS EXPOSES US TO MULTIPLE RISKS.

      For the year ended September 30, 2004, approximately 49% of our revenues were derived from sales outside North America. We expect that international sales, including increased sales in Asia, will continue to account for a significant portion of our revenues. As a result of our international operations, we are exposed to many risks and uncertainties, including:

      - difficulties in staffing, managing and supporting operations in multiple countries;

      -     longer sales-cycles and time to collection;

      -     tariff and international trade barriers;

      - fewer legal protections for intellectual property and contract rights abroad;

      - different and changing legal and regulatory requirements in the jurisdictions in which we operate;

      - government currency control and restrictions on repatriation of earnings;

      -     fluctuations in foreign currency exchange and interest rates; and

      - political and economic changes, hostilities and other disruptions in regions where we operate.

      Negative developments in any of these areas in one or more countries could result in a reduction in demand for our products, the cancellation or delay of orders already placed, threats to our intellectual property, difficulty in collecting receivables, and a higher cost of doing business, any of which could materially harm our business and profitability.

OUR BUSINESS COULD BE MATERIALLY HARMED IF WE FAIL TO ADEQUATELY INTEGRATE THE OPERATIONS OF THE BUSINESSES THAT WE MAY ACQUIRE.

      We have made in the past, and may make in the future, acquisitions or significant investments in businesses with complementary products, services and/or technologies. Our acquisitions present numerous risks, including:

      - difficulties in integrating the operations, technologies, products and personnel of the acquired companies and realizing the anticipated synergies of the combined businesses;

      -     defining and executing a comprehensive product strategy;

      - managing the risks of entering markets or types of businesses in which we have limited or no direct experience;

      - the potential loss of key employees, customers and strategic partners of acquired companies;

      - unanticipated problems or latent liabilities, such as problems with the quality of the installed base of the target company's products;

      - problems associated with compliance with the target company's existing contracts;

      -     difficulties in managing geographically dispersed operations; and

      - the diversion of management's attention from normal daily operations of the business.

      If we acquire a new business, we may be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our operations and be dilutive to our stockholders. In periods following an acquisition, we will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings. For example, we were required to record impairment charges on acquired intangible assets and goodwill aggregating $479.3 million in fiscal 2002. The failure to adequately address these risks could materially harm our business and financial results.

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FAILURE TO RETAIN KEY PERSONNEL COULD IMPAIR OUR ABILITY TO EXECUTE OUR BUSINESS
STRATEGY.

      The continuing service of our executive officers and essential engineering, technical and management personnel, together with our ability to attract and retain such personnel, is an important factor in our continuing ability to execute our strategy. There is substantial competition to attract such employees and the loss of any such key employees could have a material adverse effect on our business and operating results. The same could be true if we were to experience a high turnover rate among engineering and technical personnel and we were unable to replace them.

                         RISKS RELATING TO OUR CUSTOMERS

WE FACE SUBSTANTIAL COMPETITION WHICH MAY LEAD TO PRICE PRESSURE AND OTHERWISE ADVERSELY AFFECT OUR SALES.

      We face substantial competition throughout the world in each of our product areas. Our primary competitors range from large companies such as Asyst/Shinko, Daifuku, HP/Compaq, IBM, Murata, Rorze, TDK and Yaskawa to smaller, regional companies. We also compete with OEM manufacturers, such as Applied Materials, that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from a supplier like us. Some of our competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities than we do. We expect our competitors to continue to improve the performance of their current products and to introduce new products and technologies that could adversely affect sales of our current and future products and services. New products and technologies developed by our competitors or more efficient production of their products could require us to make significant price reductions to avoid losing orders. If we fail to respond adequately to pricing pressures or fail to develop products with improved performance or developments with respect to the other factors on which we compete, we could lose customers or orders. If we are unable to compete effectively, our business and prospects could be materially harmed.

BECAUSE WE RELY ON A LIMITED NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES, THE LOSS OF ONE OR MORE OF THESE CUSTOMERS COULD MATERIALLY HARM OUR BUSINESS.

      We receive a significant portion of our revenues in each fiscal period from a relatively limited number of customers, and that trend is likely to continue. Sales to our ten largest customers accounted for approximately 39% of our total revenues in fiscal 2004, 37% in fiscal 2003 and 33% in fiscal 2002. As the semiconductor manufacturing industry continues to consolidate and further shifts to foundries which manufacture semiconductors designed by others, the number of our potential customers could decrease, which would increase our dependence on our limited number of customers. The loss of one or more of these major customers or a decrease in orders from one of these customers could materially affect our revenue, business and reputation.

BECAUSE OF THE LENGTHY SALES CYCLES OF MANY OF OUR PRODUCTS, WE MAY INCUR SIGNIFICANT EXPENSES BEFORE WE GENERATE ANY REVENUES RELATED TO THOSE PRODUCTS.

      Our customers may need several months to test and evaluate our products. This increases the possibility that a customer may decide to cancel or change plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development expenses, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its plans.

      In addition, many of our products will not be sold directly to the end-user but will be components of other products. As a result, we rely on OEMs of our products to select our products from among alternative offerings to be incorporated into their equipment at the design stage; so-called design ins. The OEM's decisions often precede the generation of volume sales, if any, by a year or more. Moreover, if we are unable to achieve these design ins from OEMs, we would have difficulty selling our products to that OEM because changing suppliers involves significant cost, time, effort and risk on the part of that OEM.

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CUSTOMERS GENERALLY DO NOT MAKE LONG TERM COMMITMENTS TO PURCHASE OUR PRODUCTS
AND OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

      Sales of our products are often made pursuant to individual purchase orders and not under long-term commitments and contracts. Our customers frequently do not provide any assurance of minimum or future sales and are not prohibited from purchasing products from our competitors at any time. Accordingly, we are exposed to competitive pricing pressures on each order. Our customers also engage in the practice of purchasing products from more than one manufacturer to avoid dependence on sole-source suppliers for certain of their needs. The existence of these practices makes it more difficult for us to gain new customers and to win repeat business from existing customers.

                                   OTHER RISKS

WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, OR DEMANDS THAT WE LICENSE THIRD-PARTY TECHNOLOGY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND PREVENT US FROM USING OUR TECHNOLOGY.

      We rely upon patents, trade secret laws, confidentiality procedures, copyrights, trademarks and licensing agreements to protect our technology. Due to the rapid technological change that characterizes the semiconductor and flat panel display process equipment industries, we believe that the improvement of existing technology, reliance upon trade secrets and unpatented proprietary know-how and the development of new products may be as important as patent protection in establishing and maintaining competitive advantage. To protect trade secrets and know-how, it is our policy to require all technical and management personnel to enter into nondisclosure agreements. We cannot guarantee that these efforts will meaningfully protect our trade secrets.

      There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor related industries. We have in the past been, and may in the future be, notified that we may be infringing intellectual property rights possessed by other third parties. We cannot guarantee that infringement claims by third parties or other claims for indemnification by customers or end users of our products resulting from infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not materially and adversely affect our business, financial condition and results of operations.

      Particular elements of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or otherwise claim proprietary rights to technology necessary to our business. For example, twice in 1992 and once in 1994 we received notice from General Signal Corporation that it believed that certain of our tool automation products infringed General Signal's patent rights. We believe the matters identified in the notice from General Signal were also the subject of a dispute between General Signal and Applied Materials, Inc., which was settled in November 1997. There are also claims that have been made by Asyst Technologies Inc. that certain products we acquired through acquisition embody intellectual property owned by Asyst. To date no action has been instituted against us directly by General Signal, Applied Materials or Asyst.

      We cannot predict the extent to which we might be required to seek licenses or alter our products so that they no longer infringe the rights of others. We also cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical and could detract from the value of our products. If a judgment of infringement were obtained against us, we could be required to pay substantial damages and a court could issue an order preventing us from selling one or more of our products. Further the cost and diversion of management attention brought about by such litigation could be substantial, even if we were to prevail. Any of these events could result in significant expense to us and may materially harm our business and our prospects.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD ADVERSELY AFFECT OUR FUTURE OPERATIONS.

      Our ability to compete is significantly affected by our ability to protect our intellectual property. Existing trade secret, trademark and copyright laws offer only limited protection, and certain of our patents could be invalidated or circumvented. In addition, the laws of some countries in which our products are or may be developed, manufactured or sold may not fully protect our products. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent the misappropriation of our technology. Other companies could independently develop similar or superior technology without violating our intellectual property rights. In the future, it may be necessary to engage in litigation or like activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. This could require us to incur significant expenses and to divert the efforts and attention of our management and technical personnel from our business operations.

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IF THE SITE OF THE MAJORITY OF OUR MANUFACTURING OPERATIONS WERE TO EXPERIENCE A
SIGNIFICANT DISRUPTION IN OPERATIONS, OUR BUSINESS COULD BE MATERIALLY HARMED.

      Most of our manufacturing facilities are concentrated in one location. If the operations of these facilities were disrupted as a result of a natural disaster, fire, power or other utility outage, work stoppage or other similar event, our business could be seriously harmed because we may be unable to manufacture and ship products and parts to our customers in a timely fashion.

OUR BUSINESS COULD BE MATERIALLY HARMED IF ONE OR MORE KEY SUPPLIERS FAIL TO DELIVER KEY COMPONENTS.

      We currently obtain many of our key components on an as-needed, purchase order basis from numerous suppliers. We do not generally have long-term supply contracts with these suppliers, and many of them have undertaken cost-containment measures in light of the recent downturn in the semiconductor industry. In the event of an industry upturn these suppliers could face significant challenges in delivering components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in delays or reductions in product shipments to our customers. This could cause us to lose customers, result in delayed or lost revenue and otherwise materially harm our business.

OUR STOCK PRICE IS VOLATILE.

      The market price of our common stock has fluctuated widely. For example, between May 14, 2002 and September 30, 2002, the closing price of our common stock dropped from approximately $39.55 to $11.45 per share and between April 14, 2003 and September 8, 2003, the price of our common stock rose from approximately $7.80 to $27.68 per share. During fiscal 2004 our stock price fluctuated between a high of $27.30 per share and a low of $11.62 per share. The market price of our common stock reached a low of approximately $7.59 on April 11, 2003. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

      -     variations in operating results from quarter to quarter;

      - changes in earnings estimates by analysts or our failure to meet analysts' expectations;

      - changes in the market price per share of our public company customers;

      - market conditions in the semiconductor industry or the industries upon which it depends;

      -     general economic conditions;

      -     political changes, hostilities or health risks such as SARS;

      -     low trading volume of our common stock; and

      -     the number of firms making a market in our common stock.

      In addition, the stock market has recently experienced significant price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like ours. These market fluctuations could adversely affect the market price of our common stock.

PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS, CONTRACTS AND 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2008 MAY MAKE IT DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF US.

      Our certificate of incorporation, bylaws, contracts and 4.75% Convertible Subordinated Notes Due 2008 contain provisions that would make more difficult an acquisition of control of us and could limit the price that investors might be willing to pay for our securities, including:

      - the ability of our board of directors to issue shares of preferred stock in one or more series without further authorization of stockholders;

      -     a prohibition on stockholder action by written consent;

      - the elimination of the right of stockholders to call a special meeting of stockholders;

      - a requirement that stockholders provide advance notice of any stockholder nominations of directors to be considered at any meeting of stockholders;

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
      - a requirement that the affirmative vote of at least 80 percent of our shares be obtained for certain actions requiring the vote of our stockholders;

      - a requirement under our shareholder rights plan that, in many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock; and

      - a requirement upon specified types of change of control that we repurchase the 4.75% Convertible Subordinated Notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any.

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